Exhibit 99.1

ARKO Corp. Reports Second Quarter 2025 Results

ARKO Corp. (Nasdaq: ARKO) (“ARKO” or the “Company”), a Fortune 500 company and one of the largest convenience store operators in the United States, today announced financial results for the second quarter ended June 30, 2025.

Second Quarter 2025 Key Highlights (vs. Year-Ago Quarter) 1,2

•
Net income for the quarter was $20.1 million compared to $14.1 million.
•
Adjusted EBITDA for the quarter was $76.9 million compared to $80.1 million.
•
Merchandise margin for the quarter increased to 33.6% compared to 32.8%.
•
Retail fuel margin for the quarter was 44.9 cents per gallon compared to 41.6 cents per gallon.

Other Key Highlights

•
As part of the Company’s ongoing transformation plan, the Company converted 70 retail stores to dealer sites during the three months ended June 30, 2025. Since the beginning of the retail store conversion initiative in the middle of 2024, the Company has converted a total of 282 sites and plans to convert a meaningful number of additional stores throughout 2025 and into 2026. The Company continues to expect that, at scale, its channel optimization will yield a cumulative annualized operating income benefit in excess of $20 million, excluding G&A savings. In addition, the Company has identified more than $10 million in expected annual structural G&A savings as it fully scales this program.
•
The Company advanced its pilot program of new format stores, which aims to elevate the customer experience by modernizing store layouts, broadening and refining merchandise offerings, and introducing an improved food-forward focus. The first new format store opened in June 2025 and another opened in early August 2025.
•
In July 2025, the Company opened a new location in Kinston, North Carolina. The Company continues to advance its NTI (new-to-industry) store pipeline and has begun working on three more NTI stores, out of which two are targeted to open in the second half of 2025.
•
The Board declared a quarterly dividend of $0.03 per share of common stock to be paid on August 29, 2025 to stockholders of record as of August 18, 2025.

“In the second quarter, we delivered solid results while navigating continued macroeconomic headwinds and shifting consumer spending,” said Arie Kotler, Chairman, President and Chief Executive Officer of ARKO. “Adjusted EBITDA exceeded the midpoint of our guidance, and we expanded merchandise margin year-over-year—demonstrating our ability to execute with discipline even as inflation and elevated household debt weighed on discretionary spending. We made important progress across several key initiatives, including continued growth in higher-margin categories like OTP, increased engagement from loyalty-driven promotions, and opening our first new format store where early results are exceeding expectations. We believe that these wins demonstrate that our strategy is working and building traction where it matters most—at the store level and with our customers.”

Mr. Kotler continued: “We repurchased 2.2 million shares of our common stock during the quarter, reflecting our belief in the long-term value of the business and our commitment to disciplined capital allocation. As we look ahead, we’re focused on operating with greater discipline, elevating the customer experience, and advancing the key elements of our transformation strategy to deliver sustainable value creation for our shareholders.”

1 See Use of Non-GAAP Measures below.

2 All figures for fuel costs, fuel contribution and fuel margin per gallon exclude the estimated fixed margin or fixed fee paid to the Company’s wholesale fuel distribution subsidiary, GPM Petroleum LP (“GPMP”), for the cost of fuel (intercompany charges by GPMP).

Second Quarter 2025 Segment Highlights

Retail

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
	(in thousands)
Fuel gallons sold	240,302	283,481	465,365	538,945
Same store fuel gallons sold decrease (%) [1]	(6.5%)	(6.6%)	(6.4%)	(6.6%)
Fuel contribution [2]	$107,872	$117,981	$193,145	$210,914
Fuel margin, cents per gallon [3]	44.9	41.6	41.5	39.1
Same store fuel contribution [1,2]	$104,214	$105,054	$187,241	$191,329
Same store merchandise sales decrease (%) [1]	(4.2%)	(5.1%)	(5.5%)	(4.6%)
Same store merchandise sales excluding cigarettes decrease (%) [1]	(3.0%)	(4.0%)	(4.1%)	(3.5%)
Merchandise revenue	$400,126	$474,248	$754,611	$888,903
Merchandise contribution [4]	$134,485	$155,759	$252,055	$290,677
Merchandise margin [5]	33.6%	32.8%	33.4%	32.7%
Same store merchandise contribution [1,4]	$129,417	$133,097	$243,463	$253,763
Same store site operating expenses [1]	$167,107	$168,457	$337,101	$340,782

[1] Same store is a common metric used in the convenience store industry. The Company considers a store a same store beginning in the first quarter in which the store had a full quarter of activity in the prior year. Refer to Use of Non-GAAP Measures below for discussion of this measure.

[2] Calculated as fuel revenue less fuel costs; excludes the estimated fixed margin or fixed fee paid to GPMP for the cost of fuel.
[3] Calculated as fuel contribution divided by fuel gallons sold.
[4] Calculated as merchandise revenue less merchandise costs.
[5] Calculated as merchandise contribution divided by merchandise revenue.

Merchandise contribution for the second quarter of 2025 decreased $21.3 million, or 13.7%, compared to the second quarter of 2024, while merchandise margin increased to 33.6% for the second quarter of 2025 compared to 32.8% for the prior year period. The decrease in merchandise contribution was due to a $18.0 million decrease related to retail stores that were closed or converted to dealers in the trailing 12 month period and a $3.7 million decrease in same store merchandise contribution, primarily caused by a decline in customer transactions reflecting the challenging macroeconomic environment.

Fuel contribution for the second quarter of 2025 decreased $10.1 million, or 8.6%, compared to the second quarter of 2024, primarily due to a $9.4 million decrease in retail fuel contribution related to retail stores that were closed or converted to dealers in the trailing 12 month period and a same store fuel contribution decrease of $0.8 million attributable to gallon demand declines, reflecting the challenging macroeconomic environment. Fuel margin of 44.9 cents per gallon increased 3.3 cents per gallon compared to the second quarter of 2024.

Wholesale

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
	(in thousands)
Fuel gallons sold – fuel supply locations	213,529	203,561	404,606	390,292
Fuel gallons sold – consignment agent locations	38,929	39,338	75,444	76,842
Fuel contribution [1] – fuel supply locations	$13,484	$12,287	$24,937	$23,849
Fuel contribution [1] – consignment agent locations	$11,905	$11,699	$20,499	$20,867
Fuel margin, cents per gallon [2] – fuel supply locations	6.3	6.0	6.2	6.1
Fuel margin, cents per gallon [2] – consignment agent locations	30.6	29.7	27.2	27.2

[1] Calculated as fuel revenue less fuel costs; excludes the estimated fixed margin or fixed fee paid to GPMP for the cost of fuel.
[2] Calculated as fuel contribution divided by fuel gallons sold.
Note: Comparable wholesale sites exclude retail stores converted to dealers, until the first quarter in which these sites had a full quarter of wholesale activity in the prior year.

For the second quarter of 2025, wholesale operating income increased $2.0 million compared to the second quarter of 2024. Additional operating income from retail sites converted to dealers in the trailing 12 month period more than offset reduced operating income at comparable wholesale sites.

Fuel contribution was $25.4 million for the second quarter of 2025 compared to $24.0 million for the second quarter of 2024. Fuel contribution for the second quarter of 2025 at fuel supply locations increased by $1.2 million, and fuel contribution at consignment agent locations increased by $0.2 million, as compared to the prior year period, with fuel margin increases of 0.3 cents per gallon and 0.9 cents per gallon, respectively, due principally to incremental contribution from retail stores converted to dealers. For the second quarter of 2025, other revenues, net increased by approximately $5.7 million, and site operating expenses increased by $5.1 million in each case as compared to the second quarter of 2024, resulting primarily from retail stores that the Company converted to dealers in the trailing 12 month period.

Fleet Fueling

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
	(in thousands)
Fuel gallons sold – proprietary cardlock locations	32,997	35,678	64,915	69,127
Fuel gallons sold – third-party cardlock locations	3,293	3,271	6,468	6,470
Fuel contribution [1] – proprietary cardlock locations	$17,070	$17,529	$31,776	$31,198
Fuel contribution [1] – third-party cardlock locations	$698	$331	$1,294	$578
Fuel margin, cents per gallon [2] – proprietary cardlock locations	51.7	49.1	49.0	45.1
Fuel margin, cents per gallon [2] – third-party cardlock locations	21.2	10.1	20.0	8.9

[1] Calculated as fuel revenue less fuel costs; excludes the estimated fixed fee paid to GPMP for the cost of fuel.
[2] Calculated as fuel contribution divided by fuel gallons sold.

Fuel contribution for the second quarter of 2025 decreased by $0.1 million compared to the second quarter of 2024. At proprietary cardlocks, fuel contribution decreased by $0.5 million, while fuel margin per gallon increased for the second quarter of 2025 compared to the second quarter of 2024 primarily due to favorable diesel margins. At third-party cardlock locations, fuel contribution increased by $0.4 million, and fuel margin per gallon also increased for the second quarter of 2025 compared to the second quarter of 2024, primarily due to the closure of underperforming third-party locations.

Site Operating Expenses

For the three months ended June 30, 2025, convenience store operating expenses decreased $25.9 million, or 12.8%, compared to the prior year period primarily due to a decrease of $25.4 million from retail stores that were closed or converted to dealers and a decrease in same store operating expenses of $1.4 million, or 0.8%, related to lower personnel costs and credit card fees, partially offset by incremental expenses related to the SpeedyQ acquisition that closed in April 2024.

Liquidity and Capital Expenditures

As of June 30, 2025, the Company’s total liquidity was approximately $875 million, consisting of approximately $294 million of cash and cash equivalents and approximately $582 million of availability under the Company's lines of credit. Outstanding debt was $916 million, resulting in net debt, excluding lease related financing liabilities, of approximately $623 million. Capital expenditures were approximately $45.3 million for the quarter ended June 30, 2025, including the purchase of 22 fee properties, investments in NTI stores and remodeling of the new format stores, EV chargers, upgrades to fuel dispensers and other investments in stores.

Quarterly Dividend and Share Repurchase Program

The Company’s ability to return cash to its stockholders through its cash dividend program and share repurchase program is consistent with its capital allocation framework and reflects the Company’s confidence in the strength of its cash generation ability and strong financial position.

The Board declared a quarterly dividend of $0.03 per share of common stock to be paid on August 29, 2025 to stockholders of record as of August 18, 2025.

During the quarter, the Company repurchased approximately 2.2 million shares of common stock under its previously announced repurchase program for approximately $9.2 million, or an average price of $4.11 per share. There was approximately $11.3 million remaining under the share repurchase program as of June 30, 2025.

Company-Operated Retail Store Count and Segment Update

The following tables present certain information regarding changes in the retail, wholesale and fleet fueling segments for the periods presented:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
Retail Segment	2025	2024	2025	2024
Number of sites at beginning of period	1,329	1,540	1,389	1,543
Acquired sites	—	21	—	21
Newly opened or reopened sites	—	—	2	1
Company-controlled sites converted to
consignment or fuel supply locations, net	(70)	(2)	(129)	(2)
Sites closed, divested or converted to rentals	(5)	(11)	(8)	(15)
Number of sites at end of period	1,254	1,548	1,254	1,548

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
Wholesale Segment [1]	2025	2024	2025	2024
Number of sites at beginning of period	1,961	1,816	1,922	1,825
Newly opened or reopened sites [2]	4	11	10	20
Consignment or fuel supply locations converted
from Company-controlled or fleet fueling sites, net	70	2	129	2
Closed or divested sites	(21)	(35)	(47)	(53)
Number of sites at end of period	2,014	1,794	2,014	1,794

[1] Excludes bulk and spot purchasers.
[2] Includes all signed fuel supply agreements irrespective of fuel distribution commencement date.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
Fleet Fueling Segment	2025	2024	2025	2024
Number of sites at beginning of period	280	296	280	298
Newly opened or reopened sites	8	—	9	—
Closed or divested sites	(1)	(2)	(2)	(4)
Number of sites at end of period	287	294	287	294

Full Year and Third Quarter 2025 Guidance Range

The Company currently expects third quarter 2025 Adjusted EBITDA to range between $70 million and $80 million, with an assumed range of average total retail fuel margin from 42.5 to 44.5 cents per gallon. The Company is maintaining its full year 2025 Adjusted EBITDA range of $233 million to $253 million.

The Company is not providing guidance on net income at this time due to the volatility of certain required inputs that are not available without unreasonable efforts, including future fair value adjustments associated with its stock price, as well as depreciation and amortization related to its capital allocation as part of its focus on accelerating organic growth.

Conference Call and Webcast Details

The Company will host a conference call today, August 6, 2025, to discuss these results at 5:00 p.m. Eastern Time. Investors and analysts interested in participating in the live call can dial 877-605-1792 or 201-689-8728.

A simultaneous, live webcast will also be available on the Investor Relations section of the Company’s website at https://www.arkocorp.com/news-events/ir-calendar. The webcast will be archived for 30 days.

About ARKO Corp.

ARKO Corp. (Nasdaq: ARKO) is a Fortune 500 company that owns 100% of GPM Investments, LLC and is one of the largest operators of convenience stores and wholesalers of fuel in the United States. Based in Richmond, VA, our highly recognizable Family of Community Brands offers delicious, prepared foods, beer, snacks, candy, hot and cold beverages, and multiple popular quick serve restaurant brands. We operate in four reportable segments: retail, which includes convenience stores selling merchandise and fuel products to retail customers; wholesale, which supplies fuel to independent dealers and consignment agents; fleet fueling, which includes the operation of proprietary and third-party cardlock locations, and issuance of proprietary fuel cards that provide customers access to a nationwide network of fueling sites; and GPM Petroleum, which sells and supplies fuel to our retail and wholesale sites and charges a fixed fee, primarily to our fleet fueling sites. To learn more about GPM stores, visit: www.gpminvestments.com. To learn more about ARKO, visit: www.arkocorp.com.

Forward-Looking Statements

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, the Company’s expected financial and operational results and the related assumptions underlying its expected results. These forward-looking statements are distinguished by use of words such as “accretive,” “anticipate,” “aim,” “believe,” “continue,” “could,” “estimate,” “expect,” “guidance,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to, among other things, changes in economic, business and market conditions; the Company’s ability to maintain the listing of its common stock and warrants on the Nasdaq Stock Market; changes in its strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans; expansion plans and opportunities; changes in the markets in which it competes; changes in applicable laws or regulations, including those relating to environmental matters; market conditions and global and economic factors beyond its control; the success of the Company's transformation plan, including the dealerization of retail stores; and the outcome of any known or unknown litigation and regulatory proceedings. Detailed information about these factors and additional important factors can be found in the documents that the Company files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. The Company does not undertake an obligation to update forward-looking information, except to the extent required by applicable law.

Use of Non-GAAP Measure

The Company discloses certain measures on a “same store basis,” which is a non-GAAP measure. Information disclosed on a “same store basis” excludes the results of any store that is not a “same store” for the applicable period. A store is considered a same store beginning in the first quarter in which the store had a full quarter of activity in the prior year. The Company believes that this information provides greater comparability regarding its ongoing operating performance. Neither this measure nor those described below should be considered an alternative to measurements presented in accordance with generally accepted accounting principles in the United States (“GAAP”).

The Company defines EBITDA as net income (loss) before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by excluding the gain or loss on disposal of assets, impairment charges, acquisition and divestiture costs, share-based compensation expense, other non-cash items, and other unusual or non-recurring charges. Both EBITDA and Adjusted EBITDA are non-GAAP financial measures.

The Company uses EBITDA and Adjusted EBITDA for operational and financial decision-making and believe these measures are useful in evaluating its performance because they eliminate certain items that it does not consider indicators of its operating performance. EBITDA and Adjusted EBITDA are also used by many of its investors, securities analysts, and other interested parties in evaluating its operational and financial performance across reporting periods. The Company believes that the presentation of EBITDA and Adjusted EBITDA provides useful information to investors by allowing an understanding of key measures that it uses internally for operational decision-making, budgeting, evaluating acquisition targets, and assessing its operating performance.

EBITDA and Adjusted EBITDA are not recognized terms under GAAP and should not be considered as a substitute for net income (loss) or any other financial measure presented in accordance with GAAP. These measures have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of its results as reported under GAAP. The Company strongly encourages investors to review its financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Because non-GAAP financial measures are not standardized, same store measures, EBITDA and Adjusted EBITDA, as defined by the Company, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare the Company’s use of these non-GAAP financial measures with those used by other companies.

Company Contact

Jordan Mann

ARKO Corp.

investors@gpminvestments.com

Investor Contact

Sean Mansouri, CFA

Elevate IR

(720) 330-2829

	Condensed Consolidated Statements of Operations

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
	(in thousands)
Revenues:
Fuel revenue	$1,569,542	$1,887,531	$3,016,458	$3,518,863
Merchandise revenue	400,126	474,248	754,611	888,903
Other revenues, net	29,851	26,384	57,355	52,851
Total revenues	1,999,519	2,388,163	3,828,424	4,460,617
Operating expenses:
Fuel costs	1,417,646	1,726,761	2,742,702	3,229,063
Merchandise costs	265,641	318,489	502,556	598,226
Site operating expenses	202,453	223,691	402,434	442,622
General and administrative expenses	40,742	42,436	82,355	84,594
Depreciation and amortization	33,602	33,577	68,489	65,293
Total operating expenses	1,960,084	2,344,954	3,798,536	4,419,798
Other (income) expenses, net	(17,255)	261	(15,038)	2,737
Operating income	56,690	42,948	44,926	38,082
Interest and other financial income	3,703	3,384	13,057	25,297
Interest and other financial expenses	(23,221)	(24,751)	(46,426)	(49,121)
Income before income taxes	37,172	21,581	11,557	14,258
Income tax expense	(17,100)	(7,546)	(4,178)	(839)
Income from equity investment	26	28	47	50
Net income attributable to ARKO Corp.	$20,098	$14,063	$7,426	$13,469
Series A redeemable preferred stock dividends	(1,433)	(1,445)	(2,851)	(2,859)
Net income attributable to common shareholders	$18,665	$12,618	$4,575	$10,610
Net income per share attributable to common shareholders – basic	$0.16	$0.11	$0.04	$0.09
Net income per share attributable to common shareholders – diluted	$0.16	$0.11	$0.04	$0.09
Weighted average shares outstanding:
Basic	114,012	115,758	114,945	116,512
Diluted	115,411	116,880	115,645	117,073

	Condensed Consolidated Balance Sheets

	June 30, 2025	December 31, 2024
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$293,675	$261,758
Restricted cash	22,812	30,650
Short-term investments	5,988	5,330
Trade receivables, net	112,345	95,832
Inventory	207,190	231,225
Other current assets	101,474	97,413
Total current assets	743,484	722,208
Non-current assets:
Property and equipment, net	737,738	747,548
Right-of-use assets under operating leases	1,376,485	1,386,244
Right-of-use assets under financing leases, net	148,015	157,999
Goodwill	299,973	299,973
Intangible assets, net	171,150	182,355
Equity investment	3,055	3,009
Deferred tax asset	68,130	67,689
Other non-current assets	60,792	53,633
Total assets	$3,608,822	$3,620,658
Liabilities
Current liabilities:
Long-term debt, current portion	$39,867	$12,944
Accounts payable	189,236	190,212
Other current liabilities	163,913	159,239
Operating leases, current portion	75,224	71,580
Financing leases, current portion	12,802	11,515
Total current liabilities	481,042	445,490
Non-current liabilities:
Long-term debt, net	876,539	868,055
Asset retirement obligation	88,343	87,375
Operating leases	1,402,763	1,408,293
Financing leases	201,444	211,051
Other non-current liabilities	193,856	223,528
Total liabilities	3,243,987	3,243,792

Series A redeemable preferred stock	100,000	100,000

Shareholders' equity:
Common stock	12	12
Treasury stock	(122,813)	(106,123)
Additional paid-in capital	283,675	276,681
Accumulated other comprehensive income	9,119	9,119
Retained earnings	94,842	97,177
Total shareholders' equity	264,835	276,866
Total liabilities, redeemable preferred stock and equity	$3,608,822	$3,620,658

	Condensed Consolidated Statements of Cash Flows

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
	(in thousands)
Cash flows from operating activities:
Net income	$20,098	$14,063	$7,426	$13,469
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	33,602	33,577	68,489	65,293
Deferred income taxes	14,945	4,146	(441)	(5,929)
Loss on disposal of assets and impairment charges	2,551	721	4,079	3,385
Gain from sale-leaseback	(20,777)	—	(20,777)	-
Foreign currency (gain) loss	(77)	30	(61)	57
Gain from issuance of shares as payment of deferred consideration related to business acquisition	—	—	—	(2,681)
Gain from settlement related to business acquisition	—	—	—	(6,356)
Amortization of deferred financing costs and debt discount	694	668	1,358	1,332
Amortization of deferred income	(3,775)	(4,423)	(8,765)	(6,369)
Accretion of asset retirement obligation	626	627	1,234	1,243
Non-cash rent	3,103	3,687	6,410	7,171
Charges to allowance for credit losses	325	314	542	641
Income from equity investment	(26)	(28)	(47)	(50)
Share-based compensation	3,658	2,784	6,994	6,113
Fair value adjustment of financial assets and liabilities	(552)	(1,434)	(7,611)	(12,206)
Other operating activities, net	(232)	62	(212)	686
Changes in assets and liabilities:
(Increase) decrease in trade receivables	(2,624)	2,820	(17,055)	(21,484)
Decrease in inventory	13,460	2,584	24,035	2,772
(Increase) decrease in other assets	(8,921)	748	(3,596)	5,843
(Decrease) increase in accounts payable	(6,771)	5,130	(77)	26,477
(Decrease) increase in other current liabilities	(1,214)	(1,772)	16,156	(5,924)
Decrease in asset retirement obligation	(26)	(65)	(343)	(120)
Increase in non-current liabilities	7,118	12,980	20,849	16,611
Net cash provided by operating activities	55,185	77,219	98,587	89,974
Cash flows from investing activities:
Purchase of property and equipment	(45,347)	(19,284)	(72,739)	(48,512)
Proceeds from sale of property and equipment	1,803	48,256	2,276	50,295
Business acquisitions, net of cash	—	(53,458)	—	(54,458)
Loans to equity investment, net	16	14	31	28
Net cash used in investing activities	(43,528)	(24,472)	(70,432)	(52,647)
Cash flows from financing activities:
Receipt of long-term debt, net	37,302	5,968	37,302	47,556
Repayment of debt	(6,555)	(7,214)	(12,245)	(13,849)
Principal payments on financing leases	(1,431)	(1,171)	(2,811)	(2,306)
Early settlement of deferred consideration related to business acquisition	—	—	—	(17,155)

Common stock repurchased	(9,209)	(68)	(16,591)	(31,989)
Dividends paid on common stock	(3,415)	(3,473)	(6,910)	(7,069)
Dividends paid on redeemable preferred stock	(1,433)	(1,445)	(2,851)	(2,859)
Net cash provided by (used in) financing activities	15,259	(7,403)	(4,106)	(27,671)
Net increase in cash and cash equivalents and restricted cash	26,916	45,344	24,049	9,656
Effect of exchange rate on cash and cash equivalents and restricted cash	34	(19)	30	(38)
Cash and cash equivalents and restricted cash, beginning of period	289,537	205,714	292,408	241,421
Cash and cash equivalents and restricted cash, end of period	$316,487	$251,039	$316,487	$251,039

Supplemental Disclosure of Non-GAAP Financial Information

	Reconciliation of EBITDA and Adjusted EBITDA

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
	(in thousands)
Net income	$20,098	$14,063	$7,426	$13,469
Interest and other financing expenses, net	19,518	21,367	33,369	23,824
Income tax expense	17,100	7,546	4,178	839
Depreciation and amortization	33,602	33,577	68,489	65,293
EBITDA	90,318	76,553	113,462	103,425
Acquisition and divestiture costs (a)	1,132	1,510	2,282	2,190
(Gain) loss on disposal of assets and impairment charges (b)	(18,226)	721	(16,698)	3,385
Share-based compensation expense (c)	3,658	2,784	6,994	6,113
Income from equity investment (d)	(26)	(28)	(47)	(50)
Fuel and franchise taxes received in arrears (e)	—	—	—	(565)
Adjustment to contingent consideration (f)	(209)	(310)	(275)	(292)
Expenses related to wage and hour claim settlement (g)	—	—	2,023	—
Other (h)	291	(1,160)	52	(971)
Adjusted EBITDA	$76,938	$80,070	$107,793	$113,235

Additional information
Non-cash rent expense (i)	$3,103	$3,687	$6,410	$7,171

(a) Eliminates costs incurred that are directly attributable to business acquisitions and divestitures (including conversion of retail stores to dealer sites) and salaries of employees whose primary job function is to execute the Company's acquisition and divestiture strategy and facilitate integration of acquired operations.

(b) Eliminates the non-cash loss from the sale or disposal of property and equipment, the loss recognized upon the sale of related leased assets, and impairment charges on property and equipment and right-of-use assets related to closed and non-performing sites, including a $20.8 million gain related to the expiration of a real estate purchase option received in 2021 that was accounted for as a sale-leaseback.

(c) Eliminates non-cash share-based compensation expense related to the equity incentive program in place to incentivize, retain, and motivate our employees and members of the Board.
(d) Eliminates our share of income attributable to our unconsolidated equity investment.
(e) Eliminates the receipt of historical fuel and franchise tax amounts for multiple prior periods.
(f) Eliminates fair value adjustments primarily related to the contingent consideration owed to the seller for the 2020 Empire acquisition.
(g) Eliminates non-recurring expenses accrued in net income related to a wage and hour collective action settlement.
(h) Eliminates other unusual or non-recurring items that we do not consider to be meaningful in assessing operating performance.

(i) Non-cash rent expense reflects the extent to which GAAP rent expense recognized exceeded (or was less than) cash rent payments. GAAP rent expense varies depending on the terms of the Company's lease portfolio. For newer leases, rent expense recognized typically exceeds cash rent payments, whereas, for more mature leases, rent expense recognized is typically less than cash rent payments.

Supplemental Disclosures of Segment Information

Retail Segment

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
	(in thousands)
Revenues:
Fuel revenue	$748,103	$976,372	$1,438,789	$1,800,800
Merchandise revenue	400,126	474,248	754,611	888,903
Other revenues, net	14,622	16,735	29,169	33,414
Total revenues	1,162,851	1,467,355	2,222,569	2,723,117
Operating expenses:
Fuel costs [1]	640,231	858,391	1,245,644	1,589,886
Merchandise costs	265,641	318,489	502,556	598,226
Site operating expenses	176,609	202,550	353,848	400,567
Total operating expenses	1,082,481	1,379,430	2,102,048	2,588,679
Operating income	$80,370	$87,925	$120,521	$134,438

[1] Excludes the estimated fixed margin or fixed fee paid to GPMP for the cost of fuel.

Wholesale Segment

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
	(in thousands)
Revenues:
Fuel revenue	$696,671	$762,693	$1,326,163	$1,427,207
Other revenues, net	12,501	6,850	22,853	13,708
Total revenues	709,172	769,543	1,349,016	1,440,915
Operating expenses:
Fuel costs [1]	671,282	738,707	1,280,727	1,382,491
Site operating expenses	14,648	9,566	26,417	18,865
Total operating expenses	685,930	748,273	1,307,144	1,401,356
Operating income	$23,242	$21,270	$41,872	$39,559

[1] Excludes the estimated fixed margin or fixed fee paid to GPMP for the cost of fuel.

Fleet Fueling Segment

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
	(in thousands)
Revenues:
Fuel revenue	$118,121	$140,140	$236,527	$272,333
Other revenues, net	2,245	2,284	4,363	4,669
Total revenues	120,366	142,424	240,890	277,002
Operating expenses:
Fuel costs [1]	100,353	122,280	203,457	240,557
Site operating expenses	6,934	6,442	13,362	12,985
Total operating expenses	107,287	128,722	216,819	253,542
Operating income	$13,079	$13,702	$24,071	$23,460

[1] Excludes the estimated fixed fee paid to GPMP for the cost of fuel.